EXHIBIT 12


                TRANSAMERICA FINANCE CORPORATION AND SUBSIDIARIES
         COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES


                                                   Nine Months Ended September 30,
                                                        1999              1998
                                                     (Dollar amounts in millions)

Fixed charges:
         Interest and debt expense                   $   327.5          $  279.9
         One-third of rental expense                      18.0              18.9
                                                     ---------          --------

Total                                                $   345.5          $  298.8
                                                     =========          ========

Earnings:
         Net income                                  $   102.8          $   97.3
         Provision for income taxes                       66.1              59.8
         Fixed charges                                   345.5             298.8
                                                     ---------          --------

         Total                                       $   514.4          $  455.9
                                                     =========          ========


Consolidated ratio of earnings
      to fixed charges                                    1.49              1.53
                                                          ====              ====